                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 15/A

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


     This Amendment No. 1 to Form 15 amends and restates the Form 15 filed on December 11, 2006 with regard to terminating the duty to file reports under Rule 15d-6. This Amendment No. 1 corrects the rule relied upon to terminate the duty to file reports from Rule 12g-4(a)(1)(i) to Rule 12h-3(b)(1)(i).

                                  Commission File Number: 333-136031
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                              CPA:14 Holdings Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


             50 Rockefeller Plaza, New York, NY 10020 (212) 492-1100
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    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                     Common Stock, par value $.001 per share
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            (Title of Each Class of Securities Covered By This Form)

                                      None
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       (Titles of All Other Classes of Securities For Which a Duty to File
                  Reports Under Section 13(a) or 15(d) Remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  0              Rule 12h-3(b)(1)(i)  |X|
        Rule 12g-4(a)(1)(ii) 0              Rule 12h-3(b)(1)(ii)  0
        Rule 12g-4(a)(2)(i)  0              Rule 12h-3(b)(2)(i)   0
        Rule 12g-4(a)(2)(ii) 0              Rule 12h-3(b)(2)(ii)  0
                                            Rule 15d-6            0

     Approximate number of holders of record as of
the certification or notice date:                             One
                                                   -----------------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, CPA:14 Holdings Inc. (previously known as CPI Holdings Incorporated) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:  December 12, 2006          By: /s/ Gordon F. DuGan
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                                      Name: Gordon F. DuGan
                                      Title: Chief Executive Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.